Exhibit 12(c)

                         Entergy Louisiana, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

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
                                                              1992      1993      1994      1995      1996      1997

Fixed charges, as defined:
Total Interest                                                141,513   136,957   136,444   136,901   132,412   128,900
  Interest applicable to rentals                                9,363     8,519     8,332     9,332    10,601     9,203
                                                             ----------------------------------------------------------
Total fixed charges, as defined                               150,876   145,476   144,776   146,233   143,013   138,103

Preferred dividends, as defined (a)                            42,026    40,779    29,171    32,847    28,234    22,103
                                                             ----------------------------------------------------------
Combined fixed charges and preferred dividends, as defined   $192,902  $186,255  $173,947  $179,080  $171,247  $160,206
                                                             ==========================================================
Earnings as defined:

  Net Income                                                 $182,989  $188,808  $213,839  $201,537  $190,762  $141,757
  Add:
    Provision for income taxes:
Total Taxes                                                    87,037   110,813    63,288   117,114   118,559    98,965
    Fixed charges as above                                    150,876   145,476   144,776   146,233   143,013   138,103
                                                             ----------------------------------------------------------
Total earnings, as defined                                   $420,902  $445,097  $421,903  $464,884  $452,334  $378,825
                                                             ==========================================================
Ratio of earnings to fixed charges, as defined                   2.79      3.06      2.91      3.18      3.16      2.74
                                                             ==========================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.18      2.39      2.43      2.60      2.64      2.36
                                                             ==========================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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